Exhibit 99.1

FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
EXPANSION OF CREDIT FACILITY

CUDAHY, WI - July 9, 2014 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics services provider, announced today it has expanded the Company’s existing credit facility to $550 million from $368 million through 2019. Additionally, the facility provides improved terms and conditions that enhance the Company’s overall financial flexibility.

“This agreement is a testament to the confidence our banking partners have in Roadrunner,” said Mark DiBlasi, CEO. “The amendment reflects the Company’s strong capital position and financial flexibility, providing an ongoing ability to drive growth organically and through strategic acquisitions. We are extremely pleased with the support of our bank group and look forward to continuing our relationship with such strong business partners.”

About Roadrunner Transportation Systems, Inc.

Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload logistics, transportation management solutions, intermodal solutions, freight consolidation, inventory management, expedited services, international freight forwarding, customs brokerage and comprehensive global supply chain solutions. For more information, please visit Roadrunner’s website, www.rrts.com.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance, including statements regarding Roadrunner’s capital position and financial flexibility and ability to drive growth organically and through strategic acquisitions. These statements reflect Roadrunner’s current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that Roadrunner’s current expectations about its future results, plans, operations and/or prospects expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner’s control, which could cause actual results to differ materially from the forward looking statements. These risks and uncertainties include, but are not limited to, risks related to one or more significant claims and the cost of maintaining insurance, including increased premiums and insurance in excess of prior experience levels; the cost of compliance with, liability for violations of, or modifications to existing or future governmental regulations; the effect of environmental regulations; a decrease in the levels of capacity in the over-the-road freight sector; Roadrunner’s ability to execute its acquisition strategy and to integrate acquired companies; Roadrunner’s international operations; Roadrunner’s indebtedness and compliance with the covenants in its senior credit facility; the unpredictability of and potential fluctuation in the price and availability of fuel; the current economic environment; competition in the transportation industry; Roadrunner’s reliance on independent contractors to provide transportation services to its customers; and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.

Contact

Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com